CONSULTING AGREEMENT

This Consulting Agreement (the "Agreement") is made as of July 5th, 2016 ("Effective Date") between **Hallmark Investments, Inc.** (the "Consultant"), and **Bright Mountain Media, Inc.** (the "Company"). The Company and the Consultant are collectively herein referred to as the "Parties".

WHEREAS, the Consultant is desirous of providing the Company with consulting services on terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth, the Parties agree as follows:

1. Term. With the exception of the confidentiality terms and obligations, this Agreement shall be effective as of the date first written above and shall continue in effect for twelve (12) months.

2. Services.

2.1 Services. During the term of this Agreement, the Consultant will stand ready to provide, as the Company shall reasonably request, the consulting services described herein: (a) identify and/or evaluate strategic alternatives and potential acquisitions, and (b) introduce the Company to private equity, institutional investor(s) or a Broker-Dealer to assist the Company in raising funds for strategic alternatives and potential acquisitions, as well as for other corporate purposes. The Company acknowledges that Consultant has already introduced the Company to Joseph Gunnar & Co., LLC, and that Consultant shall be entitled to compensation for such introduction in accordance with Section 3, below.

2.2 Standard of Care. The Consultant shall perform all Services in a timely and professional manner in accordance with the highest industry standards. The Consultant represents that it is authorized to enter into this Agreement and that he is not bound by any commitments or obligations which would preclude it from performing such Services or any of its obligations under this Agreement.

3. Compensation.

3.1 Fee. Consultant shall receive (i) a cash fee equal to two percent (2%) of the funds raised by the Company from Investors introduced to the Company by Consultant, and (ii) restricted Shares of the Company's stock, registered in the name of the Consultant, equal to two percent (2%) of the funds raised by the Company from Investors introduced to the Company by Consultant, with the number of restricted shares to be received by Consultant to be determined by dividing (X) the funds raised by the Company from Investors introduced to the Company by (Y) the offering price of the Company's stock. The preceding shall be the "Consultant's Fee." Consultant's Fee shall be paid by Company immediately upon (a) SEC approval of a Secondary Public Offering being done through Joseph Gunnar & Co., LLC, the sole book runner for a firm commitment underwriting of the Secondary Public Offering of the Company's common stock, AND (b) the Closing of said Secondary Public Offering.

Notwithstanding anything contained herein to the contrary, the maximum amount of Consultant's Fee the Consultant shall be entitled to earn hereunder, when added to all commissions and other items of value to be paid to Joseph Gunnar & Co., LLC as sole book runner in the firm commitment underwritten Secondary Public Offering, shall not exceed the maximum underwriter's compensation payable in such offering to be determined by the Financial Industry Regulatory Authority, Inc. ("FINRA") to not be unfair or unreasonable. The reduction

7. Patent Rights. No right or license, either expressed or implied, under any licensing agreement, patent or proprietary right of the Company is granted hereunder. Any information or technology, including but not limited to data, products, processes, formulations, machinery and apparatus, and uses thereof, which Consultant may develop, improve, discover or invent as a result of the Services (the "Technology") shall be considered to be "Work Product" and shall become the property of the Company. The Consultant shall immediately disclose any Technology to the Company. The Consultant shall also execute any other documents reasonably requested by the Company related to the Technology and the Work Product, including documents necessary for patent or regulatory filings and cooperate with the Company after the filing of patent or regulatory documents for as long as necessary to vest the rights to the Technology in the Company, including execution of necessary documents in subsequent continuation, continuation-in-part, divisional, international, and foreign patent applications.

8. Return of Materials. Upon the expiration or termination of this Agreement, whichever occurs first, the Consultant shall transfer to the Company all Work Product, Technology, work in progress, property, Confidential Information and all other materials in the Consultant's possession or control that are the property of the Company.

9. Indemnification.

(a) By the Company. The Company shall defend, indemnify and hold the Consultant harmless from and against any and all claims, losses, liabilities, damages, royalties, costs and expenses (including, but not limited to, reasonable attorneys' fees) (collectively, the "Liabilities") arising out of or from the Company's negligent or more culpable act or omission (including any breach of its obligations hereunder) in connection with the performance of this Agreement.

(b) By Consultant. The Consultant shall defend, indemnify and hold harmless the Company from and against any and all Liabilities arising out of or from the Consultant's negligent or more culpable act or omission (including any breach of his obligations hereunder) in connection with the performance of this Agreement.

10. Independent Contractor. The Consultant shall perform all of Consultant's obligations under this Agreement as an independent contractor and not as an agent, employee or representative of the Company. The Consultant shall not participate in any insurance programs or benefits including, but not limited to, workers' compensation insurance, disability insurance or any other employee benefits available to the Company's employees.

11. Assignment. The Consultant shall not assign this Agreement or the performance of Consultant's obligations hereunder, without the prior written consent of the Company.

12. Notices. Any notice consent, authorization of other communication to be given hereunder shall be in writing and shall be deemed duly given and received when delivered personally, when transmitted by fax, three days after being mailed by first class mail, or one day after being sent by a nationally recognized overnight delivery service, charges and postage prepaid, properly addressed to the party to receive such notice, as the following address or fax number (or such other address or fax number as shall hereafter be specified by such party by like notice):

a. *If to the Company, to*:
Bright Mountain Media, Inc.
6400 Congress Avenue
Boca Raton, FL 33487
Attn: Kip Speyer

Telephone: (561) 998-2440
Facsimile: 561-998-2660

in the amount of the Consultant's Fee shall be negotiated by the Consultant in good faith with Joseph Gunnar & Co., LLC.

3.2 Out-of-pocket expenses. The Consultant shall be reimbursed for reasonable out-of-pocket expenses incurred in connection with the Consultant's performance of Services. All such expenses must be approved in advance and in writing by the Company prior to the Consultant incurring such expenses.

3.3 Taxes. The Consultant shall be responsible for and pay all federal, state and local taxes that arise in connection with the Services performed hereunder.

4. Confidential Information.

4.1 The term "Confidential Information" means any and all business and technical information, samples, formulas, data and written and verbal descriptions relating to the Company or any of its subsidiaries disclosed to the Consultant.

4.2 The Confidential Information is being disclosed by the Company to the Consultant in order for Consultant to provide the Services hereunder.

4.3 The Consultant shall not use the Confidential Information for any other purpose other than for the purpose of providing the Services pursuant to this Agreement.

4.4 All Confidential Information disclosed by the Company to the Consultant shall remain the property of the Company and shall not be disclosed by Consultant to anyone, without prior written permission of the Company. Such Confidential Information shall be promptly returned to the Company within thirty (30) days after a written request by the Company, except that Consultant shall have the right to retain one (1) copy of the Company's Confidential Information so that any continuing obligations to the Company may be determined.

4.5 Confidential Information does not include any information which: (a) at the time of disclosure was in the public domain, (b) after disclosure becomes part of the public domain, except through breach of this Agreement by the Consultant, (c) the Consultant can demonstrate by his written records was in the Consultant's possession prior to the time of disclosure by or on behalf of the Company hereunder, and was not acquired directly or indirectly from the Company, (d) becomes available to the Consultant from a third party which, to the knowledge of Consultant, is not legally prohibited from disclosing such Confidential Information, or (e) the Consultant can demonstrate by his written records was developed by or for the Consultant independently of the disclosure of Confidential Information by the Company.

4.6 Consultant's obligations regarding Confidential Information shall survive termination of this Agreement and remain enforceable for a period of 5 years following termination of this Agreement.

5. Publicity. The Consultant shall not refer to the existence of this Agreement in any press release, advertising or other public statement, written or oral, without the prior written consent of the Company.

6. Ownership. The Company shall have complete and exclusive ownership of all work products, as well as all materials (and all intellectual property rights in and to all of the foregoing) (collectively, "Work Product"), produced by Consultant under this Agreement. In furtherance of the foregoing, the Consultant hereby irrevocably assigns to the Company all right, title and interest in and to such Work Product. The Consultant agrees to execute all documents deemed reasonably necessary by the Company to evidence or perfect the foregoing assignment.

b. *If to the Consultant*:

Hallmark Investments, Inc.
260 Madison Avenue, 8th Floor
New York, New York 10016
Attn: Steven Dash

Telephone: (212) 661-2277
Facsimile: (212) 661-2055

13. Counterparts. This Agreement may be executed in one or more counterparts each of which shall for all purposes be deemed to be an original and all of which shall constitute one and the same instrument. Facsimile signatures shall be treated as original signatures.

14. Severability. If for any reason a court of competent jurisdiction finds any provision of this Agreement, or portion thereof, to be unenforceable, the remainder of this Agreement shall continue in full force and effect.

15. Relationship of Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

16. Waiver. A waiver by either party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either party.

17. Entire Agreement. This Agreement sets forth the entire agreement between the parties with respect to the specific matters contained herein, and this Agreement has no bearing or effect on any prior agreements entered into by the Parties. This Agreement may be modified or amended only in writing signed by the Parties. The descriptive headings of each numbered section of this Agreement are for convenience only and are not for use in the construction and/or interpretation of this Agreement.

18. Applicable Law. This Agreement shall be deemed to have been made in the State of New York and shall be construed and governed in accordance with the laws of the State of New York without regard to the conflicts of laws rules of such jurisdiction. The parties hereby irrevocably consent to the jurisdiction of the courts located in the State of New York.

IN WITNESS WHEREOF, the Parties have caused their respective signature page to this Agreement to be duly executed as of the date first written above.

Hallmark Investments, Inc.	**Bright Mountain Media, Inc.**
By: ______________	By: ______________
Steven Dash, CEO	Kip Speyer, CEO